Exhibit 99.1
Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q1 2010 Earnings Call
Date: May 13, 2010
Operator: Good morning. My name is Nicole, and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb First Quarter 2010 Earnings Conference Call. [Operator Instructions] Thank you.
I would now like to turn the call over to Mr. Garth Russell to begin. Please go ahead, sir.
Garth Russell, Investor Relations, KCSA Strategic Communications
Thank you, Nicole. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, and involve and subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore actual outcomes, results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During the call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued today, which is located on our website www.pfsweb.com, you will find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors, and should be considered in addition to and not instead of GAAP measures.
At this time, it is now my pleasure to turn the call over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Chief Executive Officer
Great. Thank you, Garth. Good morning, everyone. I’d like to welcome you to our first quarter 2010 conference call. With me today, Tom Madden, our Chief Financial Officer, and Mike Willoughby, President of our Services Business. This morning, we’ll give you an overview of our financial results and just some color on the events that shaped the quarter ended March 31, 2010. And after those remarks, we’ll be available for questions.
To begin, just as a backdrop, we continue to be very excited about the momentum that’s building in our business. There’s been a lot of positive events at PFSweb surrounding our end-to-end eCommerce solution over the past couple quarters that further validated our strategy and have helped to advance our overall business activity pretty significantly. Specifically, the feedback we’ve received from clients that are now using our end-to-end eCommerce solution has been very positive. The speed at which the segment of our business has grown and gained attention from potential clients is very encouraging.

A lot of companies from traditional retailers to consumer product manufacturers have historically looked to tap into the eCommerce space. However, they were deterred by either the high cost of implementing an eCommerce solution in-house or by the loss of control over their business associated with dealing with many of the outsourcers. Until our solution was released, we didn’t believe that there was a provider available with the flexibility and scale of operations that we now offer. It’s because of this mix of capabilities that we’ve now been able to partner with the likes of Procter & Gamble for the eStore, and with Carter’s and their OshKosh brand as well.
The momentum we are experiencing is particularly strong in several rapidly evolving market segments, including the fashion, apparel and accessories, beauty and fragrance, and consumer packaged goods or CPG segment. And looking forward, these segments in particular have helped us establish a robust pipeline of new client service agreements and new clients, which Mike will discuss here in just a minute.
As I review this quarter’s results, while revenue and EBITDA on a year-on-year is down, it’s important to note that there are exciting changes happening within our financial results that are disguised by the impact of the non-renewal of one large Service Fee client, this was an agency of the U.S. government, whose business with us concluded in early 2009. Year-on-year result comparisons, we believe, will begin to look much stronger beginning with the second quarter of 2010.
The impact on the loss of this large Service Fee client — or sorry, the impact that this large Service Fee client had makes it difficult to see the strong underlying service re-growth that we are beginning to experience from new clients added since the beginning of 2009. Just in the first quarter of 2010, clients that were new to PFSweb since 2009 contributed more than 4 million of service fees this past quarter. And as Mike will describe in a few minutes, we’re hopeful for this strong momentum to continue.
The eCOST business also operated generally within our expectations for the quarter. On a year-over-year basis, while revenue was flat, we continue to optimize our operating efficiencies and customer acquisition model that has allowed us to show a continuing trend in improving bottom line results. As I mentioned last quarter as well, the ever-growing strategic value of the intellectual knowledge that we have gained operating the eCOST.com business has become quite important to the advancement of our Interactive Marketing Services group and its offering inside our services business segment. The creation of eStore Retail Services under the eCOST.com subsidiary has become a critical strategic link for our Services and eCOST businesses to work together to address client needs, particularly in the CPG segment.
With that information as a backdrop for this quarter’s results, I’m going to hand the call over here to Mike who will give you some details specifically on the Services business. And then I’ll come back to you and talk a little bit about eCOST, Mike?
Michael Willoughby, President, PFSweb Services Division
Thanks, Mark, and good morning everyone. Before beginning my prepared comments, I’d like to remind you that when I refer to our Services business segment, I’m including both our Supplies Distributors and our PFS Service Fee business, since both of these businesses have essentially the same operating business model, although they have different financial models.
As Mark just stated, there has been a lot of excitement surrounding the Services business. We continued to sign significant new client agreements that feature our end-to-end eCommerce solution. And right now, we’re supporting about ten brand clients with this end-to-end solution, including Carter’s, OshKosh, Roots Canada, Luxottica Group’s Sunglass Hut, and Procter & Gamble. About four of these are either programs that we just launched and we haven’t announced the names yet, or we’re in the process of final development and they’ll be launched soon. I’ll discuss some of these in detail momentarily.

But I would like you to keep in mind that our end-to-end clients are just a portion of our overall Services business, which supports approximately 35 brands, and these brands combine to generate over $2 billion in sales for those companies during 2009 using our technology and infrastructure. I think this is just one indicator of the scale of our business and our demonstrability to adjust to the individual customer requirements of these brands and the sales volumes of our various clients. And this is one of the major reasons prospective clients are attracted to our solutions.
We do believe that the success of our end-to-end solution and also the positive reputation we enjoy in the industry as a high quality service provider what primarily positions us to continue to win new business and maintain our position as an industry leader. We believe that our position as an industry leader is affirmed by our contract wins against our competitors in this space, and also by the Riverbed 2009 Supplier of the Year Award that was announced earlier in the quarter. And although we haven’t spent much time in recent conference calls talking about the high quality of our solution, I think this Riverbed award is a reminder that high quality is a very critical part of our value proposition. And it’s one of the key reasons that we enjoy considerable client loyalty and a very high level of client referenceability.
We’re also very encouraged that our success in winning new business over the past year in conjunction with the cost adjustments that we made to the business last year have allowed us to bounce back from the non-renewal of that U.S. government contract, as well as the economic challenges that we’ve all faced over the past year. As you look at year-on-year comparisons, as Mark mentioned, for the first quarter, keep in mind that the first quarter of 2009 was that last full quarter for the U.S. government contract. And moving forward, it’ll be much easier to identify the progress we’re making when comparing our current quarterly results to prior year periods.
As we discussed recently, we’ve seen strong activity in our new business pipeline, potential new business from several high growth sectors including that fashion, apparel and accessories sector, beauty and fragrance, and the CPG or consumer packaged goods segment. We like to see these large, traditional retail markets gain traction in the eCommerce arena because it offers us an opportunity to leverage the flexibility of our solution to become a leading eCommerce service provider in that growing market. We believe our ability to quickly customize our solution to meet the specific requirements of these different markets is a competitive differentiator in our industry.
For instance, we believe CPG manufacturers are poised to begin to launch new direct-to-consumer eCommerce initiatives. And our agreement with Procter & Gamble has enabled us to complete the development of an end-to-end solution that’s specifically designed to handle this type of product. I think this gives us an inside track to capitalize on this potentially huge new eCommerce category. And since we announced the P&G relationship and launched a beta site, we’ve added additional features to the site and completed a very robust production ready P&G eStore website.
We’re all really excited about the progress that we’ve made in this trend-setting initiative, and we’re looking forward to launching the eStore soon, so that consumers around the country will be able to enjoy the P&G eStore experience and make the eStore their new destination for everyday products across the many well-known P&G brands. And just as a reminder, while the eStore will exclusively sell P&G products, we have the ultimate responsibility for the pricing, promotion and merchandising of the products. And as such, we have significant influence over the site’s operational and financial success. In short, we are real partner with skin in the game in this deal.
In addition, in March, we launched the Carter’s and OshKosh branded eCommerce sites, which are full end-to-end solutions. Thus far, the feedback from the client and their customers has been very positive. As indicated in a recent Carter’s investor conference call, the site generated over $1 million in sales in the first month, which is better than Carter’s management had planned. Carter’s has long-term objectives to capture at least 10% of the billion-dollar young children’s apparel online market, or $100 million in annual online sales through their site. And this is in line with their overall 12.5% market share in this retail category that has a total size of $23 billion.
And although it’s clearly a long-term goal, Carter’s is very encouraged by the short-term results of the launch. And it’s been very gratifying for us to demonstrate the flexibility of our end-to-end solution and the underlying infrastructure that we have, which has enabled Carter’s to capture the benefit of this better-than-expected large initial response to their site launch. This flexibility we have through our end-to-end solution to respond to these unexpected eCommerce opportunities is one of the key reasons that market leading brands choose to partner with us to power their eCommerce initiatives.
We remain on track to launch a complete end-to-end eCommerce solution for a leading board sports brand in July of this year. We’ve talked about this over the past couple of conference calls and we’re very excited to be taking this apparel and accessories business online for the first time. We plan on announcing the agreement formally in the coming months around the launch of the site.
On previous conference calls, we have also referred to the rollout of a highly customized B2B eCommerce solution, along with customer care and B2B financial services for a single division of a large Fortune 100 company. Specifically, we’re supporting a division of the company that sells consumer products to small businesses. And we remain very excited about this large new contract and the positive impact it continues to have on the financial results of the services business.
We also just signed a new end-to-end contract with a leading fragrance and beauty brand. This is an end-to-end eCommerce deal for multiple brands featuring the Demandware eCommerce platform, our Logistics and Fulfillment capabilities, High-Touch Customer Care, Financial Services and various Interactive Marketing Services. The first of multiple, completely independent branded sites is scheduled to launch this fall with the additional sites following in quick succession. The relatively short implementation timeline for this entire portfolio of brands should have a positive impact on our financial results late in 2010 and should be contributing fully in 2011.
As I’ve indicated in the past, we will formally announce specific new agreements by name as we’re permitted by new clients. However, you should keep in mind that our clients are often hesitant to disclose their decision to outsource major portions of their operation and we’re sensitive to their wishes as we back up our commitment to be the brand behind the world’s leading brands.
The current value of the new business pipeline is estimated to be about 30 million in client-projected annual contract value. And this is after we successfully close on several new business agreements, including the Carter’s deal and that fragrance and beauty deal I just mentioned. We also remain optimistic and expect to see organic growth from our existing clients as the economy continues to improve, which coupled with the new business we are adding should continue to accelerate our faster recovery and allow us to further leverage a world-class infrastructure.
To summarize, this is a very exciting time for the Services business. We have a number of new client agreements in the process of being launched and we’re ramping those up over the next couple of months. In addition, we have a very healthy new business pipeline of companies in the fashion, apparel and accessories sector, in beauty and fragrance, and in the CPG segment. While we still have work to do to get many of these new programs fully up and running, we believe we are very well positioned to continue to effectively move forward and grow our business.
So that’s it for me. And for some highlights from eCOST.com, I’m going to turn the floor back over to Mark.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. Thank you, Michael. Just some short comments on the eCOST business, as you look at the results this quarter, you’ll this is the fifth consecutive quarter of improved bottom line results for

eCOST when you compare the results to the prior year period. This improvement is attributable to a lot of improved cost control measures and business processes that we’ve streamlined along with adding a mix of higher margin products.
With the reductions to cost and the streamlining of operations put in place over the past year, we believe we’re well-situated as the economy improves and the growth in technology and consumer electronics product segments recover to handle substantial growth. Much like our Services business, we believe we’ve got tremendous leverage potential that allow us to handle significantly greater volumes without material increases in SG&A, thus allowing us to improve our bottom line results as growth comes.
As I noted earlier in the call, eCOST.com is now offering tremendous strategic value to our Services business. A great example of how we’ve integrated the thinking of our Services business with eCOST is in the eStore Retail Services division that we’ve created. This new division under eCOST has played in an extremely important role on how we develop a unique business solution for the Procter & Gamble eStore during this past year.
Our creativity and flexibility are the key reasons why P&G selected PFSweb as its partner for this initiative. Specifically, eStore Retail Services allows us to offer certain interactive marketing, product procurement, rich content merchandising, customer acquisition methodologies and other web retail services to clients in the Services business. These are generally intellectual disciplines that existed in the eCOST business that we’ve now been able to seamlessly transfer into a services offering.
eStore Retail Services not only serves as the retailer of record for the P&G eStore, but will also provide a breadth of Interactive Marketing Services through our PFSweb Services division to Procter & Gamble corporate, reiterating that we still believe that the eStore will open to the general public sometime this quarter.
In summary, eCOST is moving forward in a very positive direction. We’ve got many ways to leverage the intellect and operational capabilities of eCOST.com segment into other areas of our business, providing us substantial and tangible value beyond the positive financial contribution trends that the business is generating on its own.
So with that backdrop on eCOST, let us turn the call over now to Tom to cover the financials for the first quarter. Tom?
Thomas J. Madden, Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Well, as Mark and Mike have both alluded to, I’m also pleased with the progress that PFSweb has made this quarter in our business and financial results.
While revenue and adjusted EBITDA results on a consolidated basis reflect the decrease as compared to the prior period, this is primarily due to the company’s Service Fee business client mix including the impact of the non-renewal of our previously larger service fee client agreement with the U.S. government agency which concluded in April 2009. Beginning in the second quarter, we will anniversary this event and as Mark and Mike discussed, we believe our comparative financial results will then better reflect the progress that we have made in the business with new client activity.
We discussed last year that we believed our June 2009 quarterly results would really reflect our trough quarter for the Service Fee business segment, as we had not yet seen the benefit of new client wins, but had the negative impact of this non-renewed contract. As new clients have come on board during late 2009 and into 2010 and with some expansion of our business with existing contracts through organic growth and project activity, our financial results over the past several quarters reflect significant improvement from that June 2009 level.

Over the past year, we have taken a number of positive steps toward improving our short and long-term financial results. This has occurred through continued progress in our new business activity while at the same time reducing and closely monitoring costs. As you can see, our SG&A cost for this quarter reflected decrease on a year-over-year basis as a result of these cost initiatives. We have proven historically that we can be successful in leveraging our infrastructure as we grow the business and we are committed to do so again as we target future growth.
Now let me take you through a quick recap of the results for the quarter as reported on our press release from this morning. Our consolidated revenue for PFSweb in the quarter ended March 31, 2010 was 88.3 million compared to 88.9 million for the first quarter of last year. Gross profit for the first quarter of 2010 was 9.6 million or 11.7% of net revenue excluding pass-through revenue as compared to 11.2 million or 13.5% of net revenue excluding pass-through revenue as well in the first quarter 2009.
We utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the first quarter, our consolidated adjusted EBITDA was 0.9 million as compared to 2.7 million in the prior year period. And for the first quarter, our net loss was 1.2 million or $0.12 per — of loss per basic and diluted share as compared to a net loss of approximately 0.2 million or $0.02 per basic and diluted share for the same period last year.
Now let’s review the performance of select business segments for the quarter. First, Service Fee revenue decreased to 16.0 million from 17.1 million in the prior year. Again, this decrease was primarily due to the impact of the non-renewal of our service fee contract with this U.S. government contract or client, which was then nearly offset by new client activity as well as the favorable impact of certain client project work.
Our result for this business segment was generally in line with our December 2009 quarter, which is very satisfying in the fact that usually our December quarter is a higher performing quarter due to the holiday spike. For our Supplies Distributors business segment, revenue is 45.5 million in the first quarter of 2010 as compared to 45.3 million for the prior year. This was within our expectation for this business as we currently anticipate this business segment revenue will remain relatively stable in the near term.
As for eCOST.com, revenue in the first quarter was 20.1 million compared to 20.9 million last year. Despite lower revenue, our non-GAAP net loss for eCOST.com decreased to a loss of 0.3 million as compared to a loss of 0.5 million in the prior year and this improvement is primarily related to certain cost cutting measures that were initiated over the last 12 months.
From a balance sheet perspective, we maintained a relatively stable level of cash and debt in the business as compared to our December 31 year-end results. Our free cash flow for the quarter was positive 0.3 million. Our total cash, cash equivalent and restricted cash totaled 16.4 million as of March 31, as compared to just under 17 million as of December 31. Our debt balance decreased slightly to 21.8 million as compared to 22.5 million as of the end of the year. I am also pleased to communicate again that, during this March quarter, we completed the renewal of our financing facilities with IBM Global Finance, Comerica and Fortis through March 2011.
Now, I would like to turn the call back over Mark for some closing comments.
Mark C. Layton, Chairman and Chief Executive Officer
Okay, thank you, Tom. So I think I should look at the quarter and kind of to recap things in here. We’ve got a lot of exciting things going on that are driving outstanding growth that can’t necessarily be seen because of the reasons that we’ve discussed out there, but to think a year later that we’ve pretty much gone a long way towards recouping the loss of our largest clients a year ago is pretty exciting for us and it speaks well we think for the future.

Over the next couple of months, we’ll look to update you on progress with several new and pending agreements that Mike spoke about in there and also the upcoming launch of the eStore with Procter & Gamble. I think our word here for the last year has been perseverance through challenging times, but we will seek to find ways to evolve and develop new capabilities in our business that we see are really allowing us to benefit at this point in time.
So that concludes our prepared comments for today and operator, we’ll now be available for questions.

QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator Instructions] The first question is from Alex Silverman of AWM Investment Company.
<Q — Alex Silverman>: Hey, good morning.
<A — Mark Layton>: Hi, Alex.
<Q — Alex Silverman>: Congratulations. I’d say that’s a great quarter given the seasonality and everything on the Service side.
<A — Mark Layton>: We’re happy with it. Yes, thank you very much.
<Q — Alex Silverman>: Can you — just several different questions sort of bouncing around. Can you give us a sense of what the annual value of business won but not yet rolled out might be?
<A — Mark Layton>: Not off the top of my head. I’ve been looking at Mike and Tom here. We probably need to do a little pencil work on that, so...
<Q — Alex Silverman>: Or broaden it a little bit more, business that has been won, but either just been rolled out or barely been rolled out. If you could figure that out and come back at some point in the future that’d be great.
<A — Mark Layton>: Yeah, I think off the top of my head, I think that we probably — in clients that’ll implement this year, some of them have already implemented. As we look at the full year value of those clients versus what they will invoice this year, we’ve probably got a benefit of about 5 million, 10 million?
<A — Thomas Madden>: No, approximately, with everything including the ones that have already been started this year, probably in the 12 to $15 million range.
<Q — Alex Silverman>: And how about if you were to include the client that’s rolling out at the very tail end of this year? What do you figure, given that there’s several that are going to be rolling out as the year goes on? What do you figure the annual value of all of that might be?
<A — Michael Willoughby>: You look at that one and it’s probably an incremental four to five next year.
<Q — Alex Silverman>: Okay. Just to jump around, how many brands do you expect to launch the P&G eStore with?
<A — Mark Layton>: We’ve added quite a few during the test period in there as consumers have provided their comments about brands that were missing or just the SKUs that are in there, but I think right now we’re at about 35 brands that will go when the store opens here very soon, and about 1,100 total products that are available.
<Q — Alex Silverman>: Okay. And obviously, you’ve run a lot of tests with email campaigns and such. Can you share any of that with us?
<A — Mark Layton>: Well, the testing that’s been done on the eStore environment has been very successful and insightful for us. The store today is only open to PFS Procter & Gamble employees and a 5,000 member consumer council that Procter & Gamble uses to provide them specific and direct input related to initiatives that they have. So as a result, there’s been a very strong feedback pipeline.

I think the biggest things that we’ve learned in that so far relate to some navigation things that were there. We added some branding capabilities to look search by brand that weren’t there initially. The — we’ve got good feedback on the shipping program and the way that it looks and how it’s going to work with the store going forward. And then there was a lot of information, as I alluded to a minute ago, about — I’m missing my favorite brand, why? How come it’s not there? And so, as a result, we expanded the breadth of the products that will be offered as the store goes out. And there’ll be a lot of additional innovation that’ll be done with this over the next year or so as we look to the next phased releases with the things in there. So there’ll be more information available on this after the opening.
<Q — Alex Silverman>: Great. Do you expect that eCOST will be carrying P&G branded products?
<A — Mark Layton>: That’s not really the design for the thing. I think that there may be some opportunities to expand that relationship into the eCOST business going forward, but it’s very different. And remember, the primary objective of the P&G store is the development and innovation laboratory for P&G. So I think revenue activity is secondary to that. And as a result, there may be cross marketing programs that they want to test that they can then use with other people later. And eCOST might be a laboratory pool to do that with. But this is not an objective to try to move it across channels from there.
So if you go on the eCOST site today, there are some P&G products that are out there, but they come by way of our vendor — our virtual warehouse feeds that we have so — and not directly through the P&G relationship.
<Q — Alex Silverman>: Okay and then last question. Can you talk about your strategy now that you’ve got P&G and you’re able to announce it, what your strategy is in terms of targeting other consumer packaging companies?
<A — Michael Willoughby>: Sure. Well, I think as we indicated in the prepared comments, Alex, this is one of the most exciting areas for us, in that once that announcement was made in January, largely we just had to answer the phone. We started to receive a lot of calls from various other CPG brand manufacturers that look to P&G as the leader in their segment, and were interested in hearing more about some of the unique aspects of the program. So we’ve been — we’ve got a very active portion of our sales pipeline dedicated to responding to these new opportunities.
And as Mark and I both indicated, I think we see this segment, which has traditionally been sort of brick and mortar retail and sold through online channel partners, has been a really hot area for these CPG brand manufacturers to start to go direct with their own online initiatives. And since there is a, I think, a desire to play nice with the channel partners there, this mix that we’ve created between us being a seller of record and facilitating an appropriate inventory ownership position I think really gives the CPG guys the best of both worlds, and we’re seeing that reflected in the interest that these guys have in this offering.
<A — Mark Layton>: It’s important to keep in mind here, Alex, that the CPG category, when you look at product categories in terms of adoption rates as it relates to the percentage of the business going through web commerce, CPG is infantile at this point, very small percentage of it, yet it’s a gigantic total market size out there. So it’s really the largest untapped pioneer — or untapped frontier, if you will, of product categories that were names out there to adopt, and we think we’ve got ourselves in a very unique and well-positioned area here to capitalize on that with those manufacturers from that.
All of them are upstarts but you’ve got a very, very big market and you compare the size of the CPG market to sporting goods or to, even the technology in cases that were out there, those that already have huge adoption percentages in terms of Internet purchase activity that’s out there, it’s a pretty exciting opportunity when you look at what we do.

<Q — Alex Silverman>: Are any of the — is any of that 30 million of late-stage target business, any of that from a CPG manufacturer?
<A — Michael Willoughby>: There is a portion, but I would say that what we’re working out right now tends to be a little bit earlier stage. One of the interesting things about the CPG brand manufacturers is, they’re relying on us to help them understand what the potential is, and so there’s a lot of education, a lot of sort of coaching and mentoring done within the sales cycle about what the possibilities are.
<Q — Alex Silverman>: Right.
<A — Michael Willoughby>: So we’re in essence sort of holding our hand through this investigation process. That would probably make for somewhat longer sales cycle.
<Q — Alex Silverman>: Sure.
<A — Michael Willoughby>: Once you get through some of those details, you’ll see decision made pretty quickly, and then, obviously, you’ve got a very important enterprise kind of a relationship in place at that point to work.
<Q — Alex Silverman>: And my last question. The customer that’s moving over at year end, that’s moving over on an expedited basis, is that because they are leaving one of your competitors and coming to you, or why the haste?
<A — Michael Willoughby>: Well, there is — this particular client has had a combination of outsource and insource solution for their eCommerce area. And some brands haven’t been represented at all online. And so, they’re coming from a sort of very, maybe, disorganized approach to enterprise eCommerce and using our solution to get everybody online with the same infrastructure and the same approach. So they really want to come out of this less than organized kind of approach and into this well organized approach as quickly as possible so they can start to take advantage of the potential that they already have with these brands.
<Q — Alex Silverman>: I got it. Great, thank you very much. Congratulations.
<A — Mark Layton>: One point I’ll make here quickly. I think I said in the prepared comments in here that the eStore was scheduled to open this quarter, that’s true. I think that spring was the quoted timeframe. Nothing’s changed on that basis yet. So we don’t — there’s not an announced opening date yet, but we think it’ll be relatively soon.
<Q — Alex Silverman>: Great. Thank you.
Operator: Thank you. Your next question is from the line of Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Good morning, guys. Thanks for taking my questions here.
<A — Mark Layton>: Good morning.
<Q — Marco Rodriguez>: I was wondering if you guys could talk a little bit more about your current pipeline. Given all the positive activity you guys are seeing via your earlier prepared comments, and all the work that I’m assuming is being undertaken to launch that P&G site and some new clients, are you finding it difficult in terms of time to build that pipeline back up?
<A — Michael Willoughby>: No, I think that we have engineered the sales cycle here in our go-to-market strategy to be able to handle the kind of traffic that we’re seeing. We have a, I think, a definite size to our addressable market space. And we built an organization, I think, that’s in position to respond to the opportunities that are out there. One thing that we do, within our sales cycle, is that we’re very aggressive in qualifying deals that come into the pipeline that make it into this pipeline number that we report every quarter because we do want to maximize our opportunity for success. We want to put resources on deals that we want to win and that we feel like we’re positioned to win. And so you would probably see a much larger number if we sort of included the prospects that are not fully qualified, but we really want to spend our time and resources on chasing the deals that we think are high probability and high value.
So I think we’re rightsized at this point to the opportunity. We’re always open to looking at what we should do, if we need to do anything more to scale, but right now I’m comfortable with where we’re at.
<Q — Marco Rodriguez>: Okay. And then can you provide any kind of color in regard to how you may see the value of those contracts in your pipeline kind of scale this year?
<A — Michael Willoughby>: Can you be a little bit more specific on what you mean by scale this year?
<Q — Marco Rodriguez>: Well, you have a lot of interest in the end-to-end solution and so I would assume that your expectations of a $30 million value of contract in your pipeline currently would probably grow through the year, so I’m wondering what sort of expectations you guys might have there.
<A — Michael Willoughby>: Well, I think that we have an expectation that that number would probably grow through the year, if nothing else because of some of these CPG opportunities that will get into the mid to late stage in our sales cycle as we are able to find them better and we would hope that they would increase in enterprise annual contract value as we understand what brands would be included. Early on, we have really just rough guess and I think we tend to be kind of conservative in that respect. So that would certainly be our hope and expectation, but there is a lot of variables that go into that pipeline number, including the wins that we’re pulling out of the pipeline on the tail-end of it. So you have to really look I think over several quarters and just see in combination with the wins that we are announcing and that pipeline number, you know, and judge it from that perspective.
<Q — Marco Rodriguez>: Okay. And then I was wondering if you guys could talk a little bit about your gross margins year-over-year and I know that it is a little bit more difficult to take a look at it with your previous government entity that ceased business last year, but had some significant revenue in Q1. Even if I back that out, it seems like they might have been down slightly, but obviously revenue has increased substantially in the Services side. How are you guys thinking about gross margins next quarter and throughout the year?
<A — Mark Layton>: Well, our gross margin goal in our Services business is in the 25 to 30% range. And I would say right now that the industry that we’re in is in a mode where those margins are relatively stable at this point. There is a pretty ample and growing market opportunity for -there are really only two of us worldwide that have the capabilities to address this business, and I think that at this point in time, there’s ample opportunities for all of us to work on. And as a result, you don’t see commodity pricing characteristics coming into the business at this point in time. That might be something we’ll deal with in years down the road as the industry matures more. But right now, we’re on a pretty strong growth opportunity curve. And I think that our margin goals in the 25 to 30% range are achievable for the foreseeable future.
<Q — Marco Rodriguez>: Okay and then, real quick, just kind of a housekeeping item. I think I missed this on the call, did you mention that you had roughly 300,000 in cash flow from operations? Is that what you said?
<A — Thomas Madden>: Free cash flow for the quarter was approximately 0.3 million. Yes.

<Q — Marco Rodriguez>: Okay. Okay. So cash was off just ever so slightly quarter-over-quarter. Was that just repayment of debts or things of that nature?
<A — Thomas Madden>: Primarily, yes. Some working capital components changed a little bit. But as I indicated on my comment, the debt number came down about six or 700,000, which was relatively consistent with the cash decrease.
<Q — Marco Rodriguez>: Okay. Perfect. Thanks a lot guys.
<A — Mark Layton>: Thanks, Marco
<A — Michael Willoughby>: Thank you.
Operator: [Operator Instruction] The next question is from George Walsh of Gilford Securities.
<Q — George Walsh>: Good morning, gentlemen.
<A — Mark Layton>: Hi, George.
<A — Michael Willoughby>: Hi, George.
<Q — George Walsh>: One of the aspects on the Carter’s conference call that they talked about, that they seemed enthused about on their eCommerce initiative was the data they were getting back in marketing data. I wonder if you could elaborate a bit on that in terms of what that means for the client and the value added that provides. I guess another phrase that might be used with that with P&G was the laboratory aspect of this. And are there — obviously there are other aspects for them more than just the sales of sales volume, although that’s obviously important, but the marketing data they’re getting, the customer data they’re getting and how is that important for them and how are you guys — is there additional compensation that’s worked in for you for that for getting this kind of data for them?
<A — Mark Layton>: Okay, this is Mark, George. That’s a good question. I think that one of the things that’s a real eye opener for people as they enter into the direct-to-consumer web commerce arena is the incredible amount of information that’s available about every visitor to your store that you wished you had -it’s the data you always wished you had about a shopper in traditional retail. And there was a lot of statistical sampling and an imperfect science that went on out there to try — in the older days of direct marketing and traditional retailing that provided information about who your customer was.
As you go to web commerce activity out there with the tools that we’ve deployed on our site, we’re able to provide down to — in slices of 30 seconds or a minute or an hour, everything about visitors, their geography of where they’re coming from, how they got to the store, how long they’ve spent in the store, on each page or at each shelf site if you will, on a product, what did they put in their cart, what did they take out, what are the things that they look at. And all that data leads to being able to be just a really fertile field of information that can be fed back to say, well, if we’re showing product A, we need to show product B at the same time because we’re seeing everybody’s looking at that. Or they’re not buying B, maybe our price points wrong or we’re not giving the right kind of rich content information to make sure the customer understands that those two things go together. So with all of our clients, that breadth of information is something that is particularly exciting to them.
And to answer the last part of your question, yes, we are beginning to grow our Interactive Marketing Services business and the — the whole area of how to acquire, nurture clients and convert them into repeat buyers, and understanding your acquisition costs and the life value of the customers that you acquire, all of which are disciplines we learned in our eCOST business, have become kind of the analytical foundation of our Interactive Marketing Services business. And as a result, we’re now earning agency fees in our IMS area and that’s how we’ve begun to grow that IMS piece.
The bigger part of this though is we have not over the last 10 years had a lot of clients that have really had large organic growth activity out there. We had some B2B clients that grew pretty good and our government client had a really nice organic move. But a lot of those were quality and service oriented initiatives that allowed them to capture market. Here, particularly with you take the Carter’s initiative, for example, which started at zero.
Organic growth is an incredibly important part of this field going forward. And this is an exponential benefit that we expect to get in years to come here, know that clients that we implemented in 2010 have a very strong, almost hockey stick type growth curve out there available for us to not have to go and re-market and re-implement and so and so forth out there because it’s difficult to find clients and implement them. So to the extent that we can benefit from organic growth, which this information that I’ve just described is a critical part of our clients being able to do that, becomes a nice addition to our business from a growth standpoint.
<Q — George Walsh>: Yeah. And another thing Carter’s mentioned on the call was something to the effect of they were very pleased that they were getting a lot of new clients, or new information on clients that wasn’t available previously. I don’t know whether it was adding to their mailing list or maybe I guess it’s relative to a mailing list they have, that it was new people, it wasn’t like people they were already getting catalogs or something like that, it was new.
<A — Mark Layton>: Yeah. And I mean if you look, they’ve used social networking sites pretty effectively that are — that have a viral nature to them. The target customer of Carter’s is somewhat similar to the target customer of the P&G eStore. It’s young mothers in a lot of cases and they’re — the viral aspect of that I think was a real eye-opening experience for them when they began to see people who it’s like, well, you weren’t on my e-mail list, I didn’t send you any communication, how did you get to my store? And we could see all that sourcing information, how that came about, and connect that to the viral activity that a social network can provide as an example.
<Q — George Walsh>: So do you see, as you — as this grows, this aspect of it, that it becomes more part of the pricing model when you start doing these deals?
<A — Michael Willoughby>: George, I think that the offering is already integral to the solution, and frankly has been for a year to 18 months.
<Q — George Walsh>: Right.
<A — Michael Willoughby>: We’re just now actually starting to see the benefit show up in the results. So there’s lead-time, anytime you roll out to try to expand a new offering area, I think there’s somewhat of a lag in that that’s showing up in actual results, but we’re right there at this point.
<Q — George Walsh>: Okay.
<A — Michael Willoughby>: The other thing that I would say about the Carter’s experience, because you’ve asked I think a really good question there about knowing their customer, that they had a fantastic, have a fantastic e-mail database as part of their corporate site that they’ve always maintained. They’ve had a lot of affinity between their consumers and the brand even though they didn’t sell direct online. But they were shielded effectively from a large portion of the consumers that bought their products through retail partners and that they never actually had a one-on-one relationship with.
By selling direct which is I think a big part of the motive for a lot of brand manufacturers to go direct to the consumers, they now have a relationship with a large number of consumers that before they were shielded from. And that’s going to be incredibly valuable to them from a market research perspective. It’s also incredibly valuable to them to be able to represent their entire product line to those consumers where before they just saw a subset of the products that were available through those retail channel partners.
<Q — George Walsh>: Yeah. Well, sounds very promising. Okay. Thanks a lot.
<A — Mark Layton>: Thanks, George.
<A — Michael Willoughby>: Thanks, George.
Operator: At this time, there are no further questions. Mr. Layton, are there any closing remarks?
Mark C. Layton, Chairman and Chief Executive Officer
No, that’ll be it. Thank you very much for everybody’s time this morning. Have a great day.
Operator: Thank you. This concludes today’s conference. You may now disconnect.